SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 2, 2006

Berkshire Hathaway Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14905	47-0813844
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1440 Kiewit Plaza, Omaha, Nebraska	68131
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(402) 346-1400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	Other Events.

On February 2, 2006, the U.S. Department of Justice (“DOJ”) announced that a federal grand jury has indicted three former executives of General Re Corporation (“Gen Re”) on charges related to a previously disclosed transaction initially effected with American International Group (“AIG”) in late 2000 (the “AIG Transaction”). The indictment charges Ronald Ferguson, the former Chief Executive Officer of Gen Re, Elizabeth Monrad, the former Chief Financial Officer of Gen Re, and Robert Graham, a former Senior Vice President and Assistant General Counsel of General Reinsurance Corporation, a subsidiary of Gen Re (“GRC”), along with one former officer of AIG, with one count of conspiracy to commit securities fraud, four counts of securities fraud, two counts of causing false statements to be made to the Securities and Exchange Commission (the “SEC”), four counts of wire fraud and two counts of mail fraud in connection with the AIG Transaction. The SEC also announced on February 2, 2006 that it has filed an enforcement action against Mr. Ferguson, Ms. Monrad, Mr. Graham, Christopher Garand, a former Senior Vice President of GRC, and the same former AIG officer, for aiding and abetting AIG’s violations of the antifraud provisions and other provisions of the federal securities laws in connection with the AIG Transaction. The SEC complaint seeks permanent injunctive relief, disgorgement of any ill-gotten gains, civil penalties and orders barring each defendant from acting as an officer or director of a public company. In June 2005, John Houldsworth, the former Chief Executive Officer of Cologne Reinsurance Company (Dublin) Limited, a subsidiary of Gen Re, and Richard Napier, a former Senior Vice President of Gen Re, pleaded guilty to a federal criminal charge of conspiring with others to misstate certain AIG financial statements in connection with the AIG Transaction and entered into a partial settlement agreement with the SEC with respect to such matters. Mr. Houldsworth (who had been on administrative leave) and Mr. Napier were terminated following the announcement of these actions.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BERKSHIRE HATHAWAY INC.

Date: February 6, 2006	By:	/s/ MARC D. HAMBURG
	Name:	Marc D. Hamburg
	Title:	Vice President and Chief Financial Officer

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